For Immediate Release

U.S. ENERGY CORP. ENTERS INTO LETTER OF INTENT TO SELL ITS REMINGTON VILLAGE APARTMENT COMPLEX

RIVERTON, Wyoming – July 12, 2012 – U.S. Energy Corp. (NASDAQ Capital Market: (“USEG” or “Company”), announced today that it has entered into a Letter of Intent (“LOI”) with an undisclosed buyer to sell its Remington Village Apartment Complex located in Gillette, Wyoming.

Under the terms of the LOI, the buyer has offered to pay $16.0 million for the Apartment Complex.  The LOI is non-binding and is subject to due diligence and the execution of a purchase and sale agreement (“PSA”) which is expected to take place within 15 days.  Under the terms of the LOI, the purchase is not subject to third party financing and closing is anticipated to take place within 90 days of signing the PSA.

Remington Village is classified in the Company’s historical financial statements as held for sale and its operations have been reflected as discontinued operations.  The current cost basis for Remington Village is $17.73 million.  Accordingly, the Company expects to record a non-cash impairment of $1.97 million in the second quarter of 2012.  After selling costs, the Company expects to net $15.76 million from this sale and will retire the $9.8 million note related to this asset with the proceeds from the sale.

“The divestiture of this non-core asset will allow the Company to significantly enhance its balance sheet and also allow us to further direct our focus on managing and growing our oil and gas portfolio,” said Keith Larsen, CEO of U.S. Energy Corp.

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Press Release
July 12, 2012

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the “world class” Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol “USEG”.

Disclosure Regarding Forward-Looking Statement

This news release includes statements which may constitute "forward-looking" statements, usually containing the words "will," "anticipates," "believe," "estimate," "project," "expect," "target," "goal," or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s entry into a definitive agreement regarding the proposed sale, expected proceeds from the sale and the use of the proceeds, the timing of the sale, the related impairment charge and the effect of the transaction on the Company.  The forward-looking statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  U.S. Energy may not be able to complete the proposed transaction on the terms contemplated or at all, and the anticipated impairment charge could be greater than the company expects.  Other factors could cause or contribute to differences between the forward –looking statements and actual results include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company's filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2011 and the Form 10-Q for the quarter ended March 31, 2012), all of which descriptions are incorporated herein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com